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                                                                    EXHIBIT 23.1


                            CONSENT OF INDEPENDENT
                         CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
PLATINUM technology, inc.:

We consent to the use of our report dated February 28, 1997, relating to the consolidated balance sheets of PLATINUM technology, inc. and subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, and related financial statement schedule, incorporated by reference in this registration statement on Form S-3 and to the reference to our firm under the heading "Experts." Our report was based in part on the reports of other auditors.

                                  KPMG Peat Marwick LLP

                                  /s/ KPMG Peat Marwick LLP

Chicago, Illinois
February 9, 1998